As filed with the Securities and Exchange Commission on August 29, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEADRILL LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Par-la-Ville Place, 4th Floor 14 Par-la-Ville Road Hamilton HM 08 Bermuda	N/A
(Address of Principal Executive Offices)	(Zip Code)

Seadrill Limited Employee Incentive Plan

(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204, Newark, Delaware 19711

Tel: (302) 738-6680

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Dennis M. Myers, P.C.

Wayne E. Williams

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Telephone: (312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” accelerated filer” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common shares, par value $0.10 per common share	11,111,111 (3)	$18.445	$204,944,442.40	$25,515.58

(1)

Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common shares, par value $0.10 per share (the “Common Shares”), which become issuable under the Seadrill Limited Employee Incentive Plan (the “Plan”) by reason of any share dividend or bonus issue, share split or subdivision, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of our issued and outstanding Common Shares.

(2)

The proposed maximum offering price is calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low sale prices for the Common Shares reported on the New York Stock Exchange on August 23, 2018, solely for the purpose of calculating the registration fee.

(3)	Represents Common Shares that have been authorized for issuance under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of the Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Seadrill Limited (the “Company”) or the predecessor Seadrill Limited (the “predecessor”) with the Commission, are incorporated in this Registration Statement by reference:

(a)    The Annual Report on Form 20-F of our predecessor (File No. 001-34667) for the year ended December 31, 2017, filed with the Commission on April 13, 2018;

(b)    The Reports of Foreign Private Issuer on Form 6-K of our predecessor filed with the Commission on February 26, 2018 and July 2, 2018 (File No. 001-34667);

(c)    The Report of Foreign Private Issuer on Form 6-K filed with the Commission on July 2, 2018 (File No. 333-224459); and

(d)    The description of the Company’s Common Shares included under the caption “Description of Share Capital” in the Prospectus forming a part of the Company’s Registration Statement on Form F-1, initially filed with the Commission on April 26, 2018 (File No. 333-224459), including exhibits, and any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 98 of the Companies Act 1981 of Bermuda, as amended from time to time (the “Companies Act”), provides generally that a Bermuda company may indemnify its directors and officers against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director or officer may be guilty in relation to the Company. Section 98 further provides that a Bermuda company may indemnify its directors and officers against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

The Company has adopted provisions in its bye-laws that provide that it shall indemnify its officers and directors in respect of their actions and omissions to the fullest extent permitted by Bermuda law. The Company’s bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the Company, against any of its directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits the Company to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not the Company may otherwise indemnify such officer or director. Directors’ and officers’ liability insurance is provided by the Company, subject to the terms of the policy from time to time in force.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

(a)    The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Memorandum of Association of New SDRL Limited (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1 filed with the Commission on April 26, 2018 (File No. 333-224459))

4.2	Bye-laws of Seadrill Limited (incorporated by reference to Exhibit 3.2 to the Registrant’s Amendment No. 1 to Registration Statement on Form F-1 filed with the Commission on July 18, 2018 (File No. 333-224459))

4.3	Certificate of Incorporation on Change of Name (incorporated by reference to Exhibit 3.3 to the Registrant’s Amendment No. 1 to Registration Statement on Form F-1 filed with the Commission on July 18, 2018 (File No. 333-224459))

4.4	Certificate of Deposit of Memorandum of Increase of Share Capital (incorporated by reference to Exhibit 3.4 to the Registrant’s Amendment No. 1 to Registration Statement on Form F-1 filed with the Commission on July 18, 2018 (File No. 333-224459))

4.5	Specimen Certificate evidencing common shares (incorporated by reference to Exhibit 4.1 to the Registrant’s Amendment No. 1 to Registration Statement on Form F-1 filed with the Commission on July 18, 2018 (File No. 333-224459))

4.6*	Seadrill Limited Employee Incentive Plan

5.1*	Opinion of Conyers Dill & Pearman Limited

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.3*	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, in the United Kingdom, on August 29, 2018.

SEADRILL LIMITED

By:	/s/ Anton Dibowitz
	Name:	Anton Dibowitz
	Title:	Chief Executive Officer of Seadrill
Management Ltd. (Principal Executive
Officer of Seadrill Limited)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 29, 2018.

Signature	Title

/s/ Anton Dibowitz Anton Dibowitz	Chief Executive Officer of Seadrill Management Ltd. (Principal Executive Officer of Seadrill Limited)

/s/ Mark Morris Mark Morris	Chief Financial Officer of Seadrill Management Ltd. (Principal Financial Officer and Principal Accounting Officer of Seadrill Limited)

/s/ John Fredriksen John Fredriksen	Director

/s/ Harald Thorstein Harald Thorstein	Director

/s/ Eugene Davis Eugene Davis	Director

/s/ Kjell-Erik Østdahl Kjell-Erik Østdahl	Director

/s/ Peter J. Sharpe Peter J. Sharpe	Director

/s/ Birgitte Vartdal Birgitte Vartdal	Director

/s/ Scott D. Vogel Scott D. Vogel	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the aforementioned Registrant, has signed this Registration Statement in the City of Newark, State of Delaware, on August 29, 2018.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director
Authorized Representative in the United States